EXHIBIT 10.26

David G. Wagner
Vice President, Human Resources

October 4, 2018

Mr. Walter R. (Bob) Bashaw II
273 Vee Lynn Drive
Pittsburgh, PA 15228

    Re:    Revised Equity Award Agreements

Dear Bob:

In connection with your upcoming II-VI Incorporated (the "Company," "we", "us" or "our") employment as Senior Vice President, Strategy and Corporate Development, we have agreed that there would be certain changes made to our standard On-Line Grant Agreements (OLGAs) for you and that those changes would apply to current and future Equity Awards unless mutually agreed to otherwise. Those changes are described in full below.

Our equity awards to you will be evidenced by the form of OLGAs as amended by the terms of this letter agreement and delivered via our Solium Shareworks System.

The purpose of this letter agreement is to amend certain terms of the OLGAs in order to set forth our understanding with respect to the continued vesting of your stock options and restricted units when your employment terminates.

Non-Qualified Stock Option Agreement (OLGA)

(a)Section 3(a) of the Non-Qualified Stock Option Agreement is hereby amended by adding a second paragraph as follows:

Notwithstanding any provision herein to the contrary, if Optionee's employment with II-VI terminates at any time for any reason, other than due to Optionee's death, Disability, Retirement, or by action of the Company for Cause, then on or before the last day of employment, Optionee shall be provided the opportunity to enter into a consulting service relationship with II-VI by Optionee executing a written consulting agreement, substantially in the form attached hereto as Exhibit A. If Optionee (i) executes such consulting agreement and (ii) provides in connection with such termination of employment a release of claims in such form as contemplated by Optionee's employment agreement with II-VI, then for all purposes of this Agreement, Optionee shall be considered as still in service with II-VI during the period that such consulting agreement remains in effect as provided in such agreement (the "Consulting Period").

As a result, and for avoidance of doubt, the Option shall continue to vest and become exercisable during the Consulting Period in accordance with the schedule set forth in Section 2(a) of this Agreement and, to the extent vested, shall remain exercisable during the Consulting Period up to the expiration date set forth in Section 2(b) of this Agreement. In addition, and also for the avoidance of doubt, (x) if the Consulting Period ends as a result of Optionee's death or Disability, the provisions of Section 3(b)(i) and (ii) of this

Agreement shall apply upon such death or Disability (resulting in accelerated vesting and a 1-year, post-service exercise period not beyond the original expiration date), and (y) if the Consulting Period ends by action of Optionee (other than for Retirement), the provisions of Section 3(b)(v) of this Agreement shall apply as of the date the Consulting Period ends (resulting in forfeiture on any unvested portion of the Option and a 90-day, post-service exercise period not beyond the original expiration date).

(b)Except as set forth above, this letter agreement does not alter, amend, modify or change any other term, covenant or condition of the Nonqualified Stock Option Agreement, all of which are hereby ratified and reaffirmed, including without limitation the provisions of Sections 12 and 13 of the Nonqualified Stock Option Agreement (regarding compliance with certain covenants). From and after the date hereof, any references to the Nonqualified Stock Option Agreement shall mean the Nonqualified Stock Option Agreement as amended hereby.

Restricted Share Unit Settled in Shares Award Agreement (OLGA)

(a)     The last two sentences of the next to last paragraph in Section 2(a) of the Restricted Unit Settled in Shares Agreement are hereby amended in their entirety to read as follows:

Notwithstanding the foregoing, in the event of the Recipient's Separation from Service either (i) upon normal retirement, as defined in II-VI's Global Retirement Policy, or (ii) due to permanent and total disability, as defined in Code Section 22(e)(3) (a "Disability"), then any unvested Restricted Share Units shall immediately vest and payment in respect thereof shall be made to the Recipient in accordance with the vesting schedule set forth above (i.e., as if Recipient had not had a Separation from Service). Upon the Recipient's Separation from Service due to death, any unvested Restricted Share Units shall immediately vest and payment in respect thereof shall be made to the Recipient no later than the seventy-fifth (75th) calendar day following the date of Separation from Service due to death.

(b)    Section 3 of the Restricted Unit Settled in Shares Agreement is hereby amended by adding the following new paragraph at the end thereof:

Notwithstanding any provision herein to the contrary, if Recipient's employment with II-VI terminates at any time for any reason, other than due to Recipient's death, Disability, Retirement, or by action of the Company for Cause, then on or before the last day of employment, Recipient shall be provided the opportunity to enter into a consulting service relationship with II-VI by Recipient executing a written consulting agreement, substantially in the form attached hereto as Exhibit A. If Recipient (i) executes such consulting agreement and (ii) provides in connection with such termination of employment a release of claims in such form as contemplated by Recipient's employment agreement with II-VI, then for all purposes of this Agreement, Recipient shall be considered as still in service with II-VI during the period that such consulting agreement remains in effect as provided in such agreement (the "Consulting Period"). As a result, and for avoidance of doubt, the Restricted Share Units shall continue to vest and become payable during the Consulting Period in accordance with the schedule set forth in Section 2 of this Agreement. In addition, and also for the avoidance of doubt, (x) if the Consulting Period ends as a result of Recipient's death, the provisions of Section 2 of this Agreement shall apply upon such death (resulting in accelerated vesting and payment of the unvested Restricted Share Units), and (y) if the Consulting Period ends by action of Recipient (other than for Retirement), the provisions of the preceding paragraph in this Section 3 shall apply as of the date the Consulting Period ends (resulting in forfeiture on any unvested Restricted Share Units as of such date).

3.    Except as set forth above, this letter agreement does not alter, amend, modify or change any other term, covenant or condition of the Restricted Share Unit Settled in Shares Award Agreement, all of which are hereby ratified and reaffirmed, including without limitation the provisions of Sections 14 and 15 of the Restricted Share Unit Settled in Shares Award Agreement (regarding compliance with certain covenants). From and after the date hereof, any references to the Restricted Share Unit Settled in Shares Award Agreement shall mean the Restricted Share Unit Settled in Shares Award Agreement as amended hereby.
* * * * *
If the foregoing accurately reflects the understanding between us with respect to the amendment of the form of Non-Qualified Stock Option Agreement and Restricted Share Award Settled in Shares Agreement, kindly sign and return one copy of this letter to the undersigned to confirm your acceptance of these terms whereupon this letter will become a binding agreement between us.

Sincerely,

II-VI INCORPORATED

By: /s/David G. Wagner

Accepted and Agreed this 5 day of October, 2018

/s/ Walter R. Bashaw II
Walter R. Bashaw II

Exhibit A

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the ___ day of _______________ by and between Walter R. (Bob) Bashaw II (the “Consultant”), and II-VI Incorporated (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company desires to have the benefit of the advice, counsel and services of the Consultant for a period of time under the terms set forth in this Agreement to assist in its business.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Consultant agrees as follows:
1.Consulting Services. During the “Consulting Period” (as defined below), the Consultant shall stand ready and shall furnish to the Company such reasonable services of an advisory or consulting nature with respect to its business and affairs as the Company may reasonably call upon him to furnish and his health and other business commitments may permit, it being understood by the parties that (i) the Consultant shall be available for the Consulting Period upon reasonable notice and at reasonable times for periodic consultations, either in person or by telephone, (ii) in performing consulting services hereunder, the Consultant shall not be an employee of the Company but shall act in the capacity of independent contractor, and (iii) the Consultant shall not be required to render such services during reasonable vacation periods or times of illness, disability or other incapacity. The "Consulting Period" means the period beginning as of the Consultant's termination of employment with the Company and continuing until the first to occur of the following: (w) the Consultant provides the Company with written notice that the Agreement is terminated, (x) the Company provides the Consultant with written notice that the Agreement is terminated, which such notice may not be provided before the last scheduled vesting date of any Company equity compensation award that is outstanding as of the date of this Agreement, (y) the Company terminates the Consultant's service because of the Consultant's permanent and total disability, as defined in Section 22(e)(3) of the Internal Revenue Code, and (z) the Consultant's death.
2.Payment for Consulting Services. In consideration of the Consultant’s obligation to be available and to render advisory and consulting services pursuant to the provisions of paragraph 1, the Company shall pay to the Consultant compensation in the amount of $_______ per hour of such service. The Consultant shall provide the Company with reasonable written documentation of any such service on a monthly basis no later than the end of the following month, and the Company shall pay such amounts no later than 30 days after receipt of invoice.
3.Notices. Any notices, requests, demands or other communications under this Agreement to a party hereto shall be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the parties hereto at the following addresses:
As to the Consultant:        ___________________________________________
                ___________________________________________
                ___________________________________________
As to the Company:        II-VI Incorporated
                375 Saxonburg Boulevard
                Saxonburg, PA 16056
                Attention: General Counsel
4.Entire Agreement. This Agreement contains the entire agreement between the Company and the Consultant with respect to the subject matter hereof, and no amendment, modification or cancellation hereof shall be effective unless the same is in writing and executed by the parties hereto (or by their respective duly authorized representatives).
5.Applicable Law. This Agreement shall be enforced, interpreted and construed under the laws of the Commonwealth of Pennsylvania, without reference to its conflict of law provisions.
6.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, legal representatives, successors and assigns, if any.
7.Captions. The captions and headings set forth in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement.
8.Multiple Originals. This Agreement is executed in multiple originals, each of which shall be deemed an original hereof.

IN WITNESS WHEREOF, the Consultant and the Company have caused this Agreement to be duly executed as of the day and year first written above.

CONSULTANT Walter R. (Bob) Bashaw II
COMPANY II-VI INCORPORATED By:____________________ Name:_______________ Title:________________